Exhibit 5.1

A Limited Liability Partnership Telephone: +49 (0)69 4272-5200 WWW.SULLCROM.COM

Neue Mainzer Straße 52
60311 Frankfurt am Main,
Germany

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Brussels ● london ● paris

los angeles ● New York ● Palo Alto ● washington, D.C.

Beijing ● Hong Kong ● Tokyo

Melbourne ● Sydney

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Partners in the Frankfurt Office

Carsten Berrar

Max Birke

Krystian Czerniecki

Silke Jurczyga

peter klormann

stephan rauch

Clemens Rechberger

Michael Rosenthal

York Schnorbus

Florian Späth

August 28, 2026

Jumia Technologies AG
Skalitzer Straße 104

10997 Berlin

Germany

Ladies and Gentlemen:

We are acting as German counsel to Jumia Technologies AG, Berlin, (the Company) a stock corporation organized under the laws of the Federal Republic of Germany (Germany), as to matters of German law in connection with the filing with the Securities and Exchange Commission of a registration statement on Form F-3 (the Registration Statement) on August 28, 2026. The purpose of the Registration Statement is to register under the Securities Act of 1933, as amended (the Securities Act), the resale from time to time by the selling securityholders identified therein of 5,434,778 ordinary bearer shares with no-par value, with a notional amount attributable to each ordinary share of €1.00 per share (the Shares), represented by 2,717,389 American Depositary Shares evidenced by American depositary receipts (the ADSs), each ADS representing an ownership interest in two ordinary bearer shares of the Company.

This opinion is being furnished to the Company in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the Shares.

Sullivan & Cromwell LLP is a registered limited liability partnership established under the laws of the State of New York.

The personal liability of our partners is limited to the extent provided in such laws. Additional information is available upon request or at www.sullcrom.com.

A list of partners’ names is available for inspection at the above address.

In this context, we examined, inter alia, the following documents:

A)	a copy of the current articles of association (Satzung) of the Company dated August 12, 2026 (the Articles of Association);

B)	a copy of an electronic excerpt from the commercial register (Handelsregister) of the local court (Amtsgericht) of Charlottenburg, Germany (the Commercial Register), docket number HRB 203542 B, relating to the Company dated August 28, 2026;

C)	a copy of the resolutions of the management board of the Company dated August 11, 2026 approving the implementation of the capital increase and the issuance of the Shares;

D)	a copy of the resolutions of the supervisory board of the Company dated August 12, 2026 approving the implementation of the capital increase and the issuance of the Shares;

E)	a copy of the minutes of the annual shareholders’ meeting of the Company held on May 15, 2026 which resolved on the creation of the Authorized Capital 2026/I (together with the resolutions under C) and D), the Resolutions);

F)	a copy of the application to the Commercial Register (Handelsregisteranmeldung) (including relevant annexes) regarding the registration of the capital increase dated August 12/13, 2026;

G)	a copy of the subscription certificate (Zeichnungsschein) by Baader Bank Aktiengesellschaft dated August 19, 2026;

H)	a copy of the bank certificate (Einzahlungsbestätigung) regarding the payment of the aggregate issue price dated August 19, 2026; and

I)	a copy of the Registration Statement.

In giving this opinion, we have assumed that all documents submitted to us as a copy correspond to the respective original and that all documents examined by us are within the power of, and have been or will be validly authorized and executed by all parties thereto other than the Company, which is acting on the basis of the Resolutions. We have further assumed (1) that all authorizations, other than those authorizing the Company with respect to which we have received copies of the Resolutions, have been or will be validly issued and that none of these authorizations has been revoked, (2) that all documents, including electronic excerpts from the Commercial Register, submitted to us and made as of a specific date, are correct as a matter of fact and have not been amended, cancelled, or otherwise been altered since that date until the date hereof, (3) that all documents submitted to us in purported final draft form have been, or will be, executed in the form submitted, and (4) that the placement price for the Shares was set in accordance with all conditions and other limitations pertaining to the authorization of the management board and supervisory board to offer the Shares, given by the annual general meeting on May 15, 2026, referred to in (E) above (in particular, that, in accordance with Section 186(3) sentence 4 of the German Stock Corporation Act (Aktiengesetz), the placement price was not significantly below the relevant stock exchange price (den Börsenpreis nicht wesentlich unterschreiten)) and that is has not been repaid. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements, representations and other information provided by officers and other representatives of the Company and others and of public officials. In this opinion, the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances in which a court may be prepared to pierce or lift the corporate veil) (nicht nachschusspflichtig).

Based upon registration of the implementation of the Capital Increase with the Commercial Register and subject to the foregoing and the qualifications set out below, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

The foregoing opinions are subject to the following qualifications:

(i) Pursuant to Sections 57 et seq. and 71a of the German Stock Corporation Act (Aktiengesetz) (AktG), except for dividends or unless explicitly permitted under the AktG, no payments, other distributions, financing arrangements, financial support, or other services of any kind may be made, directly or indirectly, by a stock corporation (Aktiengesellschaft) to current or future shareholders in their capacity as such.

(ii) We have not verified, do not opine upon, and do not assume any responsibility for the accuracy, completeness, or reasonableness of any statement contained in the Registration Statement (including in documents incorporated into the Registration Statement by reference).

(iii) This opinion speaks as of its date and is confined to, and is given on the basis of, the laws of Germany as they exist at the date hereof; it is governed by the laws of Germany. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

(iv) We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP
Sullivan & Cromwell LLP